SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 1, 2008

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on September 1, 2008, Thomas Properties Group, Inc. (“TPG”) and Thomas Properties Group, L.P. (the “Operating Partnership” and together with TPG, the “Company”) entered into an employment agreement with Paul S. Rutter. The employment agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The employment agreement provides for Mr. Rutter to serve as the Executive Vice President and General Counsel of the Company. In addition Mr. Rutter will be a member of the Executive Management Committee of the Company.

Mr. Rutter, age 55, served as Executive Vice President, Major Transactions for Maguire Properties, Inc. from June 2006 to June 2008. Prior to joining Maguire Properties, he was the Managing Shareholder of Gilchrist & Rutter Professional Corporation, a real estate law firm in Los Angeles that he co-founded in 1983. Mr. Rutter’s former law firm has provided outside legal counsel to the Company and its predecessors for 25 years, and Mr. Rutter provided legal services to the Company personally prior to his tenure with Maguire Properties. Mr. Rutter received his Juris Doctorate from UCLA School of Law in 1978 (Order of the Coif) and graduated magna cum laude from University of California, Los Angeles in 1975.

The employment agreement has an initial term of three years and provides for automatic one-year extensions thereafter, unless either party provides at least 60 days’ notice of nonrenewal.

The employment agreement provides for:

•	an annual base salary of $375,000 for Mr. Rutter, subject to increase in accordance with the Company’s normal executive compensation practices;

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eligibility for an annual cash performance bonus, with an annual target bonus for Mr. Rutter equal to 100% of his base salary, and a maximum annual bonus of 150% of his base salary, based on the satisfaction of performance goals established in accordance with the terms of such plan;

•	participation in other incentive, savings and retirement plans applicable generally to the Company’s senior executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to the Company’s senior executives.

In addition, the employment agreement provides for an initial grant of 110,000 incentive units in the Company’s Operating Partnership to Mr. Rutter, which will be subject to both time-vesting and performance-vesting requirements over a three-year period (which may in some cases be extended to five years for that portion of the grant subject to performance vesting requirements). In addition to the initial grant of 110,000 incentive units, Mr. Rutter will be eligible to receive annual grants of incentive units during the term of the employment agreement, with a target annual award of 100,000 incentive units. In the event Mr. Rutter does not receive during the first two years of his employment additional grants of incentive units totaling at least 200,000 incentive units, he may elect to terminate his employment following the second anniversary of his employment agreement and the initial 110,000 incentive units grant will accelerate and fully vest, or, if prohibited by the Company’s Board-adopted Policy Regarding Equity Grants to Executive Officers or the Company’s stockholder-approved equity plan, the Company may pay Mr. Rutter the equivalent value of the unvested 110,000 incentive units as of his termination date in cash.

The employment agreement with Mr. Rutter provides that if his employment is terminated by the Company without “cause” or by the executive for “good reason” prior to a “change in control” (each as defined in the employment agreement), he will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

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a lump-sum payment equal to 200% of the sum of his then-current annual base salary plus average bonus over the prior three years, provided, however, if less than one (1) year remains in the employment period after the date of termination, severance shall equal a lump-sum payment equal to 100% of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurs

•	immediate vesting of any unvested stock options, incentive units, restricted stock and other equity awards granted under the Company’s equity incentive plan; and

•	health benefits for the 12 months following the executive’s termination of employment or until he is no longer eligible to participate, whichever is sooner.

In the event of a termination of employment without “cause,” or by Mr. Rutter for “good reason” within 180 days of a “change in control” (each as defined in the employment agreement), or, Mr. Rutter’s voluntary termination of employment within 30 days of the one-year anniversary following a change in control which results in a change in the Chief Executive Officer, Mr. Rutter will receive the lump-sum payments and accelerated vesting of his incentive units and any other equity awards as described above. Under the employment agreement, the Company has agreed to make an additional tax gross-up payment to Mr. Rutter if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and the Company will not be required to make the gross-up payment.

The employment agreement also provides that Mr. Rutter or his estate will be entitled to certain severance benefits in the event of his death or disability.

Mr. Rutter and the Company entered into the Company’s standard form of director and officer indemnification agreement effective as of the date of the employment agreement.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement

10.2	Noncompetition Agreement

10.3	Confidentiality and Non-Disclosure Agreement

99.1—	Press Release of Thomas Properties Group, Inc. dated September 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

September 5, 2008

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